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                                                            ______________, 1998

Royce & Associates, Inc.
1414 Avenue of the Americas
New York , NY 10019

Gentlemen:

    Reference is made to the (i) Investment Advisory Agreement dated as of June 30, 1996 (the "Investment Advisory Agreement") by and between Royce Value Trust, Inc., a Maryland corporation (the "Fund"), and Royce & Associates, Inc. (formerly Quest Advisory Corp.), a New York corporation ("Royce"), and (ii) the Underwriting Agreement made _____________, 1998 (the "Underwriting Agreement") by and between the Fund, Royce, and PaineWebber Incorporated, Salomon Smith Barney Inc. and Prudential Securities Incorporated (the "Underwriters").

    The Fund and Royce hereby acknowledge and agree (i) that Royce became a party to the Underwriting Agreement and made representations, warranties, covenants and indemnities therein in favor of the Underwriters at the request of and as an accommodation to the Fund, and (ii) that as between the Fund, on the one hand, and Royce, on the other hand, the Fund shall be primarily liable for the payment and performance of the joint and several obligations of the Fund and Royce to the Underwriters arising thereunder.

    In order to implement the foregoing, the Fund and Royce further acknowledge and agree that for purposes of Paragraph 8 of the Investment Advisory Agreement (Protection of the Advisor), any liability of Royce to the Underwriters arising under the Underwriting Agreement shall be deemed to have been incurred by Royce as an investment adviser of the Fund, and the Fund hereby agrees to indemnify Royce and hold Royce harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by Royce under or by reason of the Underwriting Agreement (subject, however, to the limitations and procedures set forth in Paragraph 8 of the Investment Advisory Agreement for indemnification of Royce by the Fund, and subject to the further limitation that the Fund will not indemnify Royce for any damage, liability, cost or expense resulting from any incorrect information concerning Royce which is provided to the Fund by Royce or from any failure by Royce to provide such information).

                                        Very truly yours,

                                        ROYCE VALUE TRUST, INC.

                                        By:_________________________________

ACCEPTED AND AGREED:
ROYCE & ASSOCIATES, INC.

By:____________________________


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